UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 2, 2007

HAEMONETICS CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	1-10730	04-2882273

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Wood Road	02184

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  781-848-7100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 2.05   Costs Associated with Exit or Disposal Activities

In FY2007, Haemonetics Corporation embarked on the first year of a business transformation with the primary focus on our international businesses.  The goal of this transformation is to position these businesses to complement the growth of our US business.

Having completed the business transformation in both Japan and Asia, on April 2, 2007 management approved a plan to consolidate our customer support functions in Europe into our European Headquarters in Signy, Switzerland.  The consolidated center in Signy will include finance, customer and sales support, and logistics supply chain management.   The consolidation of these functions is planned to occur over the next 9 months.  To complete this plan we expect to incur exit related costs of $4 million to $5 million, including up to $3.5 million of one-time termination benefits and related costs (principally severance and outplacement costs),  $0.75 million of relocation costs and $0.75 million of costs associated with reducing our facilities.

We expect these costs will be incurred and reflected in the financial statements principally in the first and second quarters of Fiscal Year 2008, which began on April 1, 2007.   We expect this transformation will yield improved operating effectiveness, including improved customer service, enhanced business continuity for our global organization, and greater professional development opportunities for our employees, as well as annual operating savings of approximately $1.5 million.

Item 9.01   FINANCIAL STATEMENTS AND EXHIBITS

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAEMONETICS CORPORATION

(Registrant)

Date: April 2, 2007	/s/ Christopher J. Lindop

Christoper J. Lindop, Vice President and Chief Financial Officer